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                                                                    EXHIBIT 99.1


[LOGO CELLPOINT]

                 CELLPOINT RAISES $10 MILLION PRIVATE PLACEMENT
                 ARRANGED BY INVESTMENT BANK LADENBURG THALMANN

London, December 6 - CellPoint Inc. (NASDAQ: CLPT) announced that it has closed a $10 million financing of convertible notes issued to Castle Creek Technology Partners. Ladenburg Thalmann, a 124 year-old investment bank acted as placement agent. The notes are due September 30, 2002 and shall be convertible into shares of Common Stock at the rate of $25 per share if converted within six months. If converted after six months, the conversion price will be at the lesser of $25 per share or 90% of a Volume Weighted Average Price (VWAP) formula. The notes bear interest at 6% per annum due semi-annually. Castle Creek has also received 210,526 warrants with a strike price of $11.40.

Peter Henricsson, Chairman and CEO of CellPoint, stated, "The company is pleased to have completed this significant financing in difficult market conditions with Castle Creek. This transaction puts the company in a strong position to advance its business objectives going forward into next year."

LADENBURG THALMANN, established in 1876, is one of the oldest investment banks in the world and has been a member of the New York Stock Exchange since 1879. Throughout the early 20th century, Ladenburg played an important role in the financing and growth of American industry. Now, Ladenburg Thalmann is geared increasingly towards high-tech with expertise in Internet technology, telecommunications and health care.

CASTLE CREEK TECHNOLOGY PARTNERS LLC, founded in 1996, is a private fund based in Chicago. Castle Creek invests in small-capitalization public companies with a focus on high growth technology firms. Castle Creek seeks companies with strong management teams and quality product offerings in attractive markets.

CELLPOINT INC. (NASDAQ: CLPT, WWW.CELLPT.COM) is a US company with subsidiary operations in Sweden, Great Britain and South Africa delivering location and wireless telemetry services in cooperation with cellular operators worldwide. CellPoint's end-to-end cellular location technology works in unmodified GSM networks and uses standard GSM or WAP phones and standard Internet services. Several commercial applications are available for business and personal location services including Resource Manager(TM) for mobile resource management, iMate(TM) for location-sensitive information and Finder(TM), an application for locating friends and family. Subsidiary Unwire's programmable telemetry terminal servers are also integrated with the CellPoint System Platform enabling a broad range of telemetry applications for wireless remote management and control.

FOR INFORMATION, PLEASE CONTACT:

CELLPOINT INC.: Peter Henricsson, tel: +44 1344 624 565
E-MAIL: INFO@CELLPT.COM    WEB SITE: WWW.CELLPT.COM
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CellPoint's press releases can be viewed at WWW.CELLPT.COM/V2/NEWSRELEASES2.HTM
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CellPoint(TM), Finder(TM), Resource Manager(TM), iMate(TM) and CellPoint
Systems(TM) are trademarks of CellPoint Inc. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Actual results may differ materially from those projected in any forward-looking statement. Investors are cautioned that such forward-looking statements involve risk and uncertainties which may cause actual results to differ from those described.

Copyright(C)CellPoint Inc. 2000